                                                                   Exhibit 15(b)


March 23, 1998

Ohio Edison Company
76 South Main Street
Akron, Ohio 44308


Gentlemen:

We are aware that Ohio Edison Company has incorporated by reference in Amendment No. 1 to its Registration Statement on Form S-3, (File No. 333-05277) relating to the registration of $50,000,000 of Mortgage Bonds, its Form 10-Q's for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997, which include our reports dated May 12, 1997, August 13, 1997, and November 12, 1997, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, these reports are not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

Arthur Andersen LLP